Exhibit 99.1

Contacts:

Dov A. Goldstein, M.D.	Kristin Nash	E. Blair Clark
Versicor Inc.	WeissCom Partners	Burns McClellan, Inc.
(610) 205-2312	415-302-7951	212-213-0006
dgoldstein@versicor.com	kristinnash@weisscom.net	bclark@ny.burnsmc.com

VERSICOR AND BIOSEARCH ITALIA COMPLETE MERGER TO CREATE INTERNATIONAL COMPANY FOCUSED ON ANTI-INFECTIVES

KING OF PRUSSIA, Penn. and MILAN, Italy — March 3, 2003  — Versicor Inc. (Nasdaq: VERS and; Nuovo Mercato: VER) and Biosearch Italia S.p.A. (Nuovo Mercato: BIO) today announced the completion of their merger, creating a transatlantic company focused on the discovery, development, manufacture and commercialization of novel antibiotic and antifungal agents for tough-to-treat infections.

The new company’s stock will continue to trade under the ticker symbol VERS on the Nasdaq National Market in the United States and will begin to trade today under the sticker symbol VER on the Nuovo Mercato in Italy until a new corporate name, identity and ticker symbols are approved by the company’s board of directors.

“This merger creates one of the strongest product pipelines in the biotechnology industry and worldwide ownership of our two leading product candidates: anidulafungin and dalbavancin,” said George F. Horner III, president and chief executive officer of Versicor.  “It also creates significant functional synergies, financial critical mass and a powerful research engine that promises to continue to improve our pipeline with important new compounds in the years ahead.  With complementary distribution strategies in the United States and Europe, together we will more efficiently pursue our shared goal of bringing exciting new antibiotic and anti-fungal agents to market as soon as possible.”

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Merger Details

Effective March 1, 2003 at 12:01 a.m. (Milan time), Biosearch merged into Versicor in a stock-for-stock exchange.  As a result of the merger, Biosearch shareholders received 1.77 shares of newly-issued Versicor common stock in exchange for each Biosearch ordinary share.  The new company has a total of 47.8 million shares outstanding, composed of 26.4 million outstanding Versicor shares of common stock and 21.4 million shares of Versicor common stock to be issued to Biosearch shareholders.  Versicor was advised by Lehman Brothers and Biosearch was advised by SG Cowen and Livolsi & Partners.

About Versicor
Versicor Inc. is an international biopharmaceutical company focused on discovering, developing, manufacturing and commercializing novel, broad-spectrum antibiotic and antifungal agents with distinct competitive advantages. The company has three products in Phase III clinical trials:  anidulafungin, a novel antifungal agent; dalbavancin, a novel intravenous antibiotic for the treatment of serious Gram-positive infections; and ramoplanin, a novel oral antibiotic for the prevention of serious infections caused by multi-resistant enterococci.

The company’s versatile research engine integrates industry-leading expertise in functional genomics, natural products discovery, mechanism-based drug design and combinatorial and medicinal chemistry.  These approaches are yielding promising novel and next-generation compounds, many of which are in the later stages of preclinical development.  In addition, Versicor has research and development collaborations with leading pharmaceutical companies, such as Pharmacia Corporation and Novartis.

Forward-Looking Statements:
This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Versicor’s  control. Versicor faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including the possibilities that Versicor’s shares may not commence trading on the Nuovo Mercato today, that the functional synergies of the merger may not be realized, that clinical trials might be delayed, that the timing of the announcement of the results of clinical trials might be delayed, that the timing of the filing of any New Drug Application might be delayed, that subsequent clinical trials might indicate that a product candidate is unsafe or ineffective, that Versicor’s ongoing proprietary and collaborative research might not yield useful results, and that Versicor’s competitors might develop superior substitutes for their products or market them more effectively. Versicor’s annual and quarterly reports contain a fuller description of these and many other material risks to which Versicor is subject. Because of these risks, Versicor’s actual results, performance or achievements may differ materially from the results, performance or achievements, expressed or implied by its forward-looking statements. The information set forth in this news release represents management’s current expectations and intentions.  Versicor does not assume any responsibility to issue updates to the forward-looking matters discussed in this news release.

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